UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - June 13, 2006

Integrated Alarm Services Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50343	42-1578199
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

One Capital Center, 99 Pine Street,  3rdFloor, Albany, NY 12207
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (518) 426-1515

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On June 13, 2006, Thomas J. Few Sr. resigned as a director of Integrated Alarm Services Group, Inc. (the “Company”) effective immediately. Mr. Few was former President and Vice Chairman of the Company until April 30th, 2006. Mr. Few’s letter did not identify any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 14, 2006, Timothy M. McGinn resigned as a director of the Company effective immediately. Mr. McGinn was the Chairman and Chief Executive Officer until May 31, 2006. Mr. McGinn’s letter did not identify any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 15, 2006, Jason Mudrick was elected to the Board of Directors. Mr. Mudrick is a portfolio manager for Contrarian Capital Management, LLC., which owns approximately 3.2 million shares, or 13.21%, of the Company's common stock. Mr. Mudrick was elected to the Board as a result of a request by Contrarian Capital Management.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	None

(b)	None

(c)	Exhibits

The following document is included as an exhibit to this Form 8-K. Any exhibit below incorporated by reference herein is indicated as such by the information supplied in the parenthetical thereafter. If no parenthetical appears after an exhibit, such exhibit is filed or furnished herewith.

EXHIBIT	DESCRIPTION
99.1	Press Release dated June 16, 2006

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        INTEGRATED ALARM SERVICES GROUP, INC.

                  By:  /s/ Michael T. Moscinski
                                          Michael T. Moscinski
DATED: June 19, 2006

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